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Exhibit 10.34

SECOND MODIFICATION TO EMPLOYMENT AGREEMENT

    This Second Modification to Employment Agreement ("Modification") is dated as of the 5th day of September 2000 and is made by and between STAAR Surgical Company, a Delaware corporation, (the "Company") and John Santos (the "Employee") based on the following:

RECITALS

    A. On April 28, 1999 the Employee agreed to render services to the Company on the terms and subject to the conditions set forth in that certain "Employment Agreement" signed by the Employee and by the Company.

    B. Pursuant to paragraph 12(c)(i) of the Employment Agreement, the Company and the Employee wish to modify its terms and conditions.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Modification, the Company and the Employee agree as follows:

AGREEMENT

    1.  Modification to Paragraph 11(e).  Paragraph 11(e) shall be deleted in its entirety and the following shall appear in its place:

  Election by Company due to a Change of Control. If Employee's employment is terminated by Company due to the sale or disposition by Company of substantially all of its business or assets or the sale of the capital stock of Company in connection with the sale or transfer of a controlling interest in Company to a third party or the merger or consolidation of Company with another corporation as part of a sale or transfer of a controlling interest in Company to a third party, Employee shall receive, in lieu of any other rights or benefits under this Agreement, (i) the greater of (A) compensation equal to the balance of Employee's unpaid base salary through the expiration date of the term, or (B) one (1) year's salary, and (ii) any option held by Employee which is unvested on the date of termination shall immediately vest, and (iii) the principal amount and all accrued interest of any loan made by Company to Employee, as of the date of this Modification, shall be forgiven. "A controlling interest" shall be defined as 50% or more of the common stock of the Company. The terms "unpaid base salary" and "one (1) year's salary" shall be defined as only the cash compensation paid to Employee pursuant to subparagraph 5(a), as it may be modified from time to time, and shall not include employee benefits, stock options, automobile allowance or debt forgiveness, if any.

    2.  All Other Terms and Conditions to Remain the Same.  The Company and the Employee agree that all other terms and conditions of the Employment Agreement, as amended, shall remain the same.

    IN WITNESS WHEREOF, the parties have executed this Modification as of the date first written above.

"Company"
STAAR Surgical Company
By:	/s/ ANDREW F. POLLET Andrew F. Pollet, Chairman of the Board
"Employee"
By:	/s/ JOHN SANTOS John Santos

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Exhibit 10.34
SECOND MODIFICATION TO EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT